                                                                    Exhibit 23.2


                     [LETTERHEAD OF PRICEWATERHOUSECOOPERS]




February 26, 2004


                       Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of CanWest Media Inc. and the additional registrants identified therein our report dated October 8, 2003, relating to the consolidated financial statements of The Ten Group Pty Limited as of and for the years ended August 31, 2003 and 2002 which appears in the Annual Report for the year ended August 31, 2003 on Form 20-F of CanWest Media Inc. We also consent to the reference to us under the heading "Independent Accountants" in such Registration Statement.


/s/ PricewaterhouseCoopers

PricewaterhouseCoopers
Sydney, Australia






Liability is limited by the Accountant's Scheme under the Professional Standards Act 1994 (NSW)